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EXHIBIT 1

50 Main Street
White Plains, New York
April 15, 2002

        Dear Shareholder:

        You are cordially invited to attend our Annual Shareholders Meeting, which will be held on Friday, May 31, 2002 at 10:00 a.m., New York City time, at Le Parker Meridien Hotel in New York City. You will find directions to Le Parker Meridien Hotel on page 20 of the enclosed proxy statement.

        The proxy statement contains important information about the Annual Meeting, the proposals we will consider and how you can vote your shares.

        Your vote is very important. We encourage you to promptly complete, sign, date and return the enclosed proxy card, which contains instructions on how you would like your shares to be voted. Please return the completed proxy card regardless of whether you will attend the Annual Meeting. This will help us ensure that your vote is represented at the Annual Meeting. You may revoke your proxy at any time prior to the Annual Meeting.

        We look forward to seeing you at the Annual Meeting.

Alberto Weisser Chairman of the Board of Directors and Chief Executive Officer

50 Main Street
White Plains, New York
April 15, 2002

NOTICE OF
ANNUAL SHAREHOLDERS MEETING

        The Annual Meeting of Bunge Limited will be held on Friday, May 31, 2002 at 10:00 a.m., New York City time. The meeting will take place at Le Parker Meridien Hotel at 118 West 57th Street, New York, New York. At the Annual Meeting, we will discuss and you will vote on the following proposals:

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  the election of four Class III Directors to our Board of Directors to serve for a three-year term;

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  the appointment of Deloitte & Touche as our independent auditor for the fiscal year ending December 31, 2002;

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  the amendment of our bye-law 46 to permit shareholders to appoint proxies by telephone and the internet; and

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  such other matters as may properly come before the meeting or any adjournments or postponements thereof.

        These matters are more fully described in the proxy statement accompanying this notice. We will also present the financial statements and independent auditor's report for the fiscal year ended December 31, 2001 at the Annual Meeting.

        April 4, 2002 is the record date for determining which shareholders are entitled to notice of, and to vote at, the Annual Meeting and at any subsequent adjournments or postponements. The share register will not be closed between the record date and the date of the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting is available for inspection at our principal executive offices in White Plains, New York.

        Please promptly complete, sign, date and return the enclosed proxy card in the accompanying pre-addressed envelope. In accordance with our bye-laws, we must receive your proxy no later than 10:00 a.m., New York City time, on May 29, 2002. You may revoke your proxy at any time before the Annual Meeting by following the procedures described in the proxy statement.

        You will be required to bring certain documents with you to be admitted to the Annual Meeting. Please read carefully the sections in the proxy statement on attending and voting at the Annual Meeting to ensure that you comply with these requirements.

        By order of the Board of Directors.

James Macdonald Secretary

i

BUNGE LIMITED
50 Main Street
White Plains, New York 10606

PROXY STATEMENT
FOR
ANNUAL SHAREHOLDERS MEETING

         These proxy materials are furnished in connection with the solicitation of proxies by the Board of Directors of Bunge Limited, a Bermuda company, for its Annual Shareholders Meeting to be held on May 31, 2002 at 10:00 a.m., New York City time, at Le Parker Meridien Hotel in New York City, and for any adjournments or postponements of the Annual Meeting. These proxy materials were first mailed to shareholders on or about April 15, 2002.

PURPOSE OF MEETING

        As described in more detail in this proxy statement, we will vote on the following proposals at the Annual Meeting:

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  the election of directors;
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  the appointment of Deloitte & Touche as our independent auditor;
  •
  the amendment of our bye-law 46 to permit shareholders to appoint proxies by telephone and the internet; and
  •
  such other matters as may properly come before the Annual Meeting.

ATTENDING AND VOTING AT THE ANNUAL MEETING

        Mellon Investor Services LLC has been selected as our inspector of election. As part of their responsibilities, they are required to independently verify that you are a Bunge shareholder eligible to attend the Annual Meeting, and whether you may vote in person at the Annual Meeting. Therefore, it is very important that you follow the instructions below to gain entry to the Annual Meeting.

Attending the Annual Meeting

        Shareholders of Record.    If you are or will represent a shareholder of record (those shareholders whose names are listed in our share register), you should go to the "Shareholders of Record" check-in area. The documents you will need to provide to be admitted to the Annual Meeting depend on whether you are a shareholder of record or you represent a shareholder of record.

  •
  Individuals. If you are a shareholder of record holding shares in your own name, you must bring to the Annual Meeting a form of government-issued identification (e.g., a passport). Trustees who are individuals and named as shareholders of record are in this category.
  •
  Individuals Representing a Shareholder of Record. If you attend on behalf of a shareholder of record, whether such shareholder is an individual, corporation, trust or partnership:
  •
  you must bring to the Annual Meeting a form of government-issued identification (e.g., a passport) AND

    •
    either:
    •
    you must bring to the Annual Meeting a letter from that shareholder of record authorizing you to attend the Annual Meeting on their behalf OR
    •
    we must have received by 10:00 a.m., New York City time, on May 29, 2002 a duly executed proxy card from the shareholder of record appointing you as proxy.

         Beneficial Owners.    If your shares are held by a bank or broker (often referred to as "holding in street name"), you should go to the "Beneficial Owners" check-in area. Because you hold in street name, your name does not appear on our share register. The documents you will need to provide to be admitted to the Annual Meeting depend on whether you are a beneficial owner or you represent a beneficial owner.

  •
  Individuals. If you are a beneficial owner, you must bring to the Annual Meeting:
  •
  a form of government-issued identification (e.g., a passport) AND
  •
  either:
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  a legal proxy that you have obtained from your bank or broker OR
  •
  your most recent brokerage account statement or a recent letter from your bank or broker showing that you own Bunge shares.
  •
  Individuals Representing a Beneficial Owner. If you attend on behalf of a beneficial owner, you must bring to the Annual Meeting a letter from the beneficial owner authorizing you to represent its shares at the Annual Meeting AND the identification and documentation specified above under "Beneficial Owners—Individuals."

Voting in Person at the Annual Meeting

        Shareholders of Record.    Shareholders of record may vote their shares in person at the Annual Meeting by ballot. Each proposal has a separate ballot. You must properly complete, sign, date and return the ballots to the inspector of election at the Annual Meeting to vote in person. To receive ballots, you must bring with you the documents described below.

  •
  Individuals. You will receive ballots at the check-in table when you present your identification. If you have already returned your proxy card to us and do not want to change your votes, you do not need to complete the ballots. If you do complete and return the ballots to us, your proxy card will be automatically revoked.
  •
  Individuals Voting on Behalf of Another Individual. If you will vote on behalf of another individual who is a shareholder of record, we must have received by 10:00 a.m., New York City time, on May 29, 2002 a duly executed proxy card from such individual shareholder of record appointing you as his or her proxy at the Annual Meeting. If we have received the proxy card, you will receive ballots at the check-in table when you present your identification.
  •
  Individuals Voting on Behalf of a Legal Entity. If you represent a shareholder of record that is a legal entity, you may vote that legal entity's shares at the Annual Meeting if it authorizes you to do so. The documents you must provide to receive the ballots depend on whether you are representing a corporation, trust, partnership or other legal entity.

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    If you represent a corporation, you must:
    •
    bring to the Annual Meeting a letter or other document from the corporation, on the corporation's letterhead and signed by an officer of the corporation, that authorizes you to vote its shares on its behalf OR
    •
    we must have received by 10:00 a.m., New York City time, on May 29, 2002 a duly executed proxy card from the corporation appointing you as its proxy.

    •
    If you represent a trust, partnership or other legal entity, we must have received by 10:00 a.m., New York City time, on May 29, 2002 a duly executed proxy card from the legal entity appointing you as its proxy. A letter or other document will not be sufficient for you to vote on behalf of a trust, partnership or other legal entity.

         Beneficial Owners.    If you hold shares in street name, these proxy materials are being forwarded to you by your bank or broker. Under Bermuda law, because your name does not appear on our share register, you will not be able to vote in person at the Annual Meeting unless you request a legal proxy from your bank or broker and bring it with you to the Annual Meeting.

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  Individuals. As an individual, the legal proxy you receive will have your name on it. You must present this legal proxy at check-in to the inspector of election at the Annual Meeting to receive your ballots.

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  Individuals Voting on Behalf of a Beneficial Owner. Because the legal proxy will not have your name on it, to receive your ballots you must:

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  present the legal proxy at check-in to the inspector of election at the Annual Meeting AND

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  bring to the Annual Meeting a letter from the person or entity named on the legal proxy authorizing you to represent its shares at the Annual Meeting.

APPOINTMENT OF PROXY

General

        Shareholders of Record.    We encourage you to appoint a proxy to vote on your behalf by promptly submitting the enclosed proxy card, which is solicited by our Board of Directors and which, when properly completed, signed, dated and returned to us will ensure that your shares are voted as you direct. We strongly encourage you to return your completed proxy card to us regardless of whether you will attend the Annual Meeting to ensure that your vote is represented at the Annual Meeting.

        PLEASE RETURN YOUR PROXY CARD TO US IN THE ACCOMPANYING ENVELOPE NO LATER THAN 10:00 A.M., NEW YORK CITY TIME, ON MAY 29, 2002. IF WE DO NOT RECEIVE YOUR PROXY CARD BY THIS TIME, YOUR PROXY WILL NOT BE VALID. IN THIS CASE, UNLESS YOU ATTEND THE ANNUAL MEETING, YOUR VOTE WILL NOT BE REPRESENTED.

        The persons named in the proxy card have been designated as proxies by our Board of Directors. The designated proxies are our officers. They will vote as directed by the completed proxy card.

        Shareholders of record may appoint another person to attend the Annual Meeting and vote on their behalf by crossing out the Board-designated proxies and inserting such other person's name on the proxy card and returning the duly executed proxy card to us. When the person you appoint as proxy arrives at the Annual Meeting, the inspector of election will verify such person's authorization to vote on your behalf by reference to your proxy card.

        If you wish to change your vote, you may do so by revoking your proxy before the Annual Meeting. Please see "Revocation of Proxy" below for more information.

        Beneficial Owners.    If you hold your shares in street name, these proxy materials were forwarded to you by your bank, broker or their appointed agent. You should also have received a voter instruction card instead of a proxy card. Your bank or broker will vote your shares as you instruct on the voter instruction card. We strongly encourage you to promptly complete and return your voter instruction card to your bank or broker in accordance with their instructions so that your shares are voted. As described above, you may also request a legal proxy from your bank or broker to vote in person at the Annual Meeting.

Voting by the Designated Proxies

        The persons who are the designated proxies will vote as you direct in your proxy card or voter instruction card. Please note that proxy cards returned without voting directions, and without specifying a proxy to attend the Annual Meeting and vote on your behalf, will be voted by the proxies designated by our Board in accordance with the recommendations of our Board. Our Board of Directors recommends:

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  a vote FOR each of the four nominees for Class III Director (Proposals 1 - 4);

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  a vote FOR the appointment of Deloitte & Touche as Bunge's independent auditor for its fiscal year ending December 31, 2002 (Proposal 5); and

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  a vote FOR the amendment of our bye-law 46 to permit shareholders to appoint proxies by telephone and the internet (Proposal 6).

        If any other matter properly comes before the Annual Meeting, your proxies will vote on that matter in his or her discretion.

Revocation of Proxy

        You may revoke or change your proxy vote before the Annual Meeting by:

  •
  sending us a written notice of revocation prior to the Annual Meeting;

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  attending the Annual Meeting and voting in person; OR

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  ensuring that we receive from you prior to 10:00 a.m., New York City time, on May 29, 2002 a new proxy card with a later date.

        Please send any written notice of revocation to the attention of Susanna K. Ter-Jung, Assistant Corporate Secretary, Bunge Limited, 50 Main Street, White Plains, New York 10606 or by facsimile to 914-684-3497.

APPROVAL OF PROPOSALS AND SOLICITATION

        Each shareholder who owns our common shares on April 4, 2002, the record date for the determination of shareholders entitled to vote at the Annual Meeting, is entitled to one vote for each common share. On April 4, 2002, we had 99,248,733 common shares outstanding.

Quorum

        Under our bye-laws, the quorum required for a general meeting of shareholders is two or more persons present in person at the start of the meeting and representing in person or by proxy more than one-half of the paid-up share capital entitled to vote. Holders of our common shares are the only shareholders entitled to vote at the Annual Meeting. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum. Proxies relating to "street name" shares that are voted by brokers on some (but not all) matters before the Annual Meeting will be treated as shares present for purposes of determining the presence of a quorum.

        If the persons present or represented by proxy at the Annual Meeting constitute the holders of one-half or less of the paid-up share capital entitled to vote as of the record date, we will adjourn the Annual Meeting to a later date to obtain a quorum.

Approval of Proposals

        For each proposal that properly comes before the Annual Meeting, the affirmative vote of at least a majority of the votes cast on such proposal is required. An abstention will not be counted as a vote cast. A broker non-vote will also not be counted as a vote cast. A broker non-vote occurs when the broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power to vote on that proposal and has not received voting instructions from the beneficial owner.

        All votes will be tabulated by Mellon, the proxy tabulator and inspector of election appointed for the Annual Meeting. Mellon will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Solicitation of Proxies

        We will bear the cost of the solicitation of proxies, including the preparation, printing and mailing of this proxy statement and the proxy card. We will furnish copies of proxy materials to banks, brokers, fiduciaries and custodians holding our shares in their names on behalf of beneficial owners so that they may forward the solicitation material to our beneficial owners.

        We have retained Mellon Investor Services LLC to act as a proxy solicitor for the Annual Meeting. Under the terms of an agreement dated February 22, 2002, we have agreed to pay $5,500, plus reasonable out of pocket expenses, for Mellon's proxy services. In addition, we may supplement the original solicitation of proxies by mail by solicitation by telephone, telegram and other means by our directors, officers, and/or employees. We will not pay any additional compensation to these individuals for any such services.

PROPOSALS 1 - 4
ELECTION OF DIRECTORS

General

        Our Board of Directors is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, and the terms are staggered so that the term of only one class of directors expires at each annual meeting. Messrs. Born, Caraballo, de La Tour d'Auvergne Lauraguais and Engels are Class I directors, and their term expires in 2004. Messrs. Coppinger, Braun Saint and Weisser are Class II directors and their term expires in 2003. Messrs. Bachrach, Boilini, Bulkin and Schmitt-Rhaden are Class III directors and their term expires in 2002.

Election of Class III Directors

        Class III directors will be elected at this Annual Meeting and will serve a term that expires at our 2005 annual meeting. Each of Messrs. Bachrach, Boilini, and Bulkin has been nominated to continue to serve as a Class III director. Mr. Schmitt-Rhaden is retiring as our director in May 2002. Mr. Paul H. Hatfield, who does not currently serve on our Board, has been nominated to fill this director position.

        The following table lists the current members of our Board of Directors in the order in which their terms expire, beginning with the nominees for Class III directors who currently serve on our Board:

Director	Positions With Bunge	Class
Ernest G. Bachrach	Director	Class III
Enrique Boilini	Director	Class III
Michael H. Bulkin	Director	Class III
Ludwig Schmitt-Rhaden	Director	Class III
Francis Coppinger	Director	Class II
Carlos Braun Saint	Director	Class II
Alberto Weisser	Chairman of the Board of Directors and Chief Executive Officer	Class II
Jorge Born, Jr.	Deputy Chairman of the Board of Directors	Class I
Octavio Caraballo	Director	Class I
Bernard de La Tour d'Auvergne Lauraguais	Director	Class I
William Engels	Director	Class I

        The following paragraphs set forth information about the business experience and education of each of the nominees and all of our directors. The nominees for election at the 2002 Annual meeting are listed first.

Nominees

        Ernest G. Bachrach has been a member of our Board of Directors since 2001. Mr. Bachrach has been the Chief Executive Officer for Latin America of Advent International Corporation, a private investment firm, since 1990. Before joining Advent, Mr. Bachrach worked as Senior Partner, European Investments, for Morningside Group, a private investment group. Mr. Bachrach also serves as a member of the boards of CardSystem Upsi S.A., Aeroplazas S.A. de C.V., Consultoria Internacional S.A. de C.V., Arabela Holding S.A. de C.V., Farmacologia Argentina de Avanzada, Atgal Investments Corporation and Fort Demider S.A. He is also the President of Universal Assistance S.A. He has a B.S. in Chemical Engineering from Lehigh University and an M.B.A. from Harvard Graduate School of Business Administration.

        Enrique H. Boilini has been a member of our Board of Directors since 2001. Mr. Boilini has been a Managing Member of Farallon Capital Management, LLC and Farallon Partners, LLC, two investment management companies, since October 1996. Mr. Boilini joined Farallon in March 1995 as a Managing Director. Before that, Mr. Boilini had worked at Metallgessellschaft Corporation, where he had been the head trader of emerging market debt and equity securities since 1991. From 1989 to 1991, he was a Vice President at The First Boston Corporation, where he was responsible for that company's activities in Argentina. Before his tenure at First Boston, he worked for Manufacturers Hanover Trust Company. Mr. Boilini received an M.B.A. from Columbia Business School in 1988 and a Civil Engineering degree from the University of Buenos Aires School of Engineering.

        Michael H. Bulkin has been a member of our Board of Directors since 2001. Mr. Bulkin is a private investor. He retired as a Director of McKinsey & Company in 1993 after 30 years of service in which he served as a board member and in a variety of senior positions, most recently as head of McKinsey's New York and Northeast offices. Mr. Bulkin also serves as a member of the boards of Ferro Corporation, American Bridge Company and Specified Technologies Inc. He holds a Bachelor of Engineering Science degree from Pratt Institute, and a Master of Industrial Administration from Yale University.

        Paul H. Hatfield has been selected as our nominee for the fourth available position on our Board of Directors. Mr. Hatfield is the Principal of Hatfield Capital Group, a private equity investment firm that he created in 1997. From 1995 to 1997, Mr. Hatfield was the Chairman and CEO of Petrolite Corporation, a chemical company. Before joining Petrolite, Mr. Hatfield spent over 35 years at the Ralston Purina Company in a variety of management positions, including business development at Ralston's subsidiary, Protein Technologies Incorporated, from its inception. While at Ralston, Mr. Hatfield developed management experience in the commercial animal feed industry as well as integrated poultry and swine production. Mr. Hatfield also serves as a member of the board of directors of the Boyce Thompson Institute at Cornell University, Solutia, Inc., Maritz, Inc. and PENFORD Corporation. In addition, Mr. Hatfield has been a member of the Advisory Board of the Institute of International Business at St. Louis University since 1985. Mr. Hatfield has a Bachelor of Science in Agricultural Economics and a Master of Science in Economics and Marketing, both received from Kansas State University.

Class II Directors with Terms Expiring in 2003

        Francis Coppinger has been a member of our Board of Directors since 2001. He is also a director of Bunge International Limited. He is Chief Executive Officer of Publicité Internationale Intermedia Plc (PII), a joint-venture he established with the Michelin Group in December 1992. Based in Brussels, PII coordinates the media activities of the Michelin Group in Europe. Before his career with PII, Mr. Coppinger held a number of senior executive positions, including General Manager and Chairman, with Intermedia, a media buying agency based in Paris. He is a member of the board of directors of Intermedia. He holds a Bachelors degree in Economics from the University of Paris and attended the Institut d'Etudes Politiques de Paris.

        Carlos Braun Saint has been a member of our Board of Directors since 2001. He is also a director of Bunge International Limited. Mr. Braun Saint is a Vice President and director of Agroexpress S.A., an agribusiness company in Argentina, a position he has held since January 2001. Mr. Braun Saint is also employed by Bellamar Estancias S.A., another Argentine agribusiness company, where he has worked since February 1999. Before that, he worked for the Private Banking division of Banco Bilbao Vizcaya Argentaria for two years. Before that, Mr. Braun Saint attended Belgrano University in Argentina for four years.

        Alberto Weisser is the Chairman of our Board of Directors and our Chief Executive Officer. Mr. Weisser has been with Bunge since July 1993. He has been a member of the board of directors since 1995, was appointed Chief Executive Officer in January 1999 and became Chairman of the board of directors in July 1999. Before that, Mr. Weisser held the position of Chief Financial Officer. Before joining Bunge, Mr. Weisser worked for the BASF Group in various finance-related positions for 15 years. Mr. Weisser is also a member of the board of directors of Ferro Corporation and a member of the North American Agribusiness Advisory Board of Rabobank. Mr. Weisser has a bachelor's degree in Business Administration from the University of São Paulo, Brazil and has participated in several post-graduate programs at Harvard Business School. He also attended INSEAD's Management Development Program in France.

Class I Directors with Terms Expiring in 2004

        Jorge Born, Jr. has been a member of our Board of Directors and the Deputy Chairman since 2001. He is also a director and Deputy Chairman of the board of directors of Bunge International Limited. Mr. Born is President and Chief Executive Officer of Bomagra S.A., a privately held company involved in the real estate, technology and communications equipment, hotel construction and management, farming and waste management industries in Argentina. He is also President of Hoteles Australes S.A., a joint venture with Accor S.A. of France, involved in the development, construction and management of hotels in Argentina and Uruguay. Before joining Bomagra in 1997, Mr. Born spent all of his professional life working for Bunge in various capacities in the commodities trading, oilseed processing and food products areas in Argentina, Brazil, the United States and Europe. He also served as head of Bunge's European operations from 1992 to 1997. Mr. Born has an M.B.A from the Wharton School of Business at the University of Pennsylvania and is a member of Wharton's Latin American Executive Board.

        Octavio Caraballo has been a member of our Board of Directors since 2001. He is also a director of Bunge International Limited and has served as Chairman of the Board and President of Bunge International Limited. Mr. Caraballo is President of Las Lilas S.A., an Argentine company. Mr. Caraballo joined Bunge in 1967, serving in various divisions over the course of his career, including as head of the Bunge group's paints, chemicals and mining division. Before joining Bunge, he worked for several financial institutions in Europe. Mr. Caraballo received a Business Administration degree from Babson College and is a member of the Board of Trustees of Babson College.

        Bernard de La Tour d'Auvergne Lauraguais has been a member of our Board of Directors since 2001. He is also the Chairman of the board of directors of Bunge International Limited. Mr. de La Tour d'Auvergne Lauraguais joined Bunge in 1970 and held various senior executive positions in Argentina, Brazil and Europe in the agribusiness and food products divisions until his retirement in 1994. Mr. de La Tour d'Auvergne Lauraguais has a degree in Civil Engineering from the Federal Polytechnic School of the University of Lausanne, Switzerland and an M.B.A. from the Wharton School of the University of Pennsylvania.

        William Engels has been a member of our Board of Directors since 2001. He is also a director of Bunge International Limited. He is Group Controller for Quinsa, a Luxembourg-based holding company listed on the New York Stock Exchange, a position he has held since 1998. Before that, he served as Manager of Corporate Finance at Quinsa and as Vice President at Citibank, N.A. in London, responsible for European sales of Latin American investment products. Mr. Engels holds a B.S. from Babson College, an M.A. from the University of Pennsylvania and an M.B.A. from The Wharton School of the University of Pennsylvania.

Board of Directors' Meetings and Committees

        We increased the size of our Board of Directors to eleven directors in connection with our initial public offering in August 2001. From July 2001, when our full Board of Directors was appointed, through the end of 2001, our Board of Directors met four times. Each director attended all of the meetings, except for one director who attended three.

        Our bye-laws give our Board of Directors the authority to delegate its powers to a committee appointed by the Board. Committees may consist partly or entirely of non-directors, except for the audit committee, which must consist only of directors. All of our committees are currently composed solely of directors. Our committees are required to conduct meetings and take action in accordance with the directions of the Board and the provisions of our bye-laws. We have four standing committees: the compensation committee, the audit committee, the nominations committee and the finance and risk management committee.

        Compensation Committee.    Our compensation committee reviews and approves the compensation and benefits for our executive officers and other key executives, makes recommendations to the Board regarding compensation matters and is responsible for awarding equity-based compensation to our executive officers and other employees under our employee equity incentive plan. The committee also has the discretion to interpret the terms of the plan, to amend the plan and take all other actions necessary to administer the plan in our best interests. Please see the compensation committee's report contained in this proxy statement for more information about our compensation policies. The members of our compensation committee are Messrs. Bachrach, Bulkin, Coppinger and Schmitt-Rhaden. Upon the retirement of Mr. Schmitt-Rhaden as our director in May 2002, he will also retire from the compensation committee. The compensation committee was created in July 2001 and did not hold any meetings through the end of 2001.

        Audit Committee.    Our audit committee, among other duties, is responsible for advising the Board about the selection of independent auditors, reviewing the scope of the audit and other services provided by our independent auditors and evaluating our internal controls. Please see the audit committee's report contained in this proxy statement for information about our 2001 fiscal year audit. The members of our audit committee are Messrs. Bachrach, Boilini, Coppinger and de La Tour d'Auvergne Lauraguais. The audit committee was created in July 2001 and met twice through the end of 2001. Three of the committee members attended both meetings. One committee member attended one meeting.

        Nominations Committee.    Our nominations committee considers and makes recommendations to the Board concerning the proposal of candidates for election as directors. The members of our nominations committee are Messrs. Born, Bulkin, Caraballo and Schmitt-Rhaden. Upon the retirement of Mr. Schmitt-Rhaden as our director in May 2002, he will also retire from the nominations committee. The nominations committee was created in September 2001 and met once through the end of 2001. Each member of the committee attended the meeting.

        Finance and Risk Management Committee.    Our finance and risk management committee is responsible for reviewing and updating our risk management policies and risk limits on a periodic basis and advising the Board on financial and risk management practices. The members of our finance and risk management committee are Messrs. Boilini, Born, de La Tour d'Auvergne Lauraguais and Engels. The finance and risk management committee was created in July 2001 and met twice through the end of 2001. Each member of the committee attended both meetings.

Compensation of Directors and Executive Officers

        The aggregate amount of cash compensation that we paid to our directors and executive officers as a group (14 persons in all) for services in all capacities in 2001 was approximately $4.2 million. Part of this amount was in the form of performance related bonuses paid to our executive officers, based on the achievement of financial and strategic objectives. The aggregate number of stock options granted to our directors and executive officers as a group (14 persons in all) for services in all capacities in 2001 was 512,565, of which 162,000 have vested. The aggregate number of restricted stock awards granted to our executive officers (4 persons in all) for services in all capacities in 2001 was 49,201, none of which has vested. The aggregate amount that we set aside or accrued to provide pension, retirement or similar benefits for our executive officers was approximately $188,000.

        Please see "Equity Incentive Plans" for a description of the equity incentive plans under which options and restricted share awards are granted to our officers and directors. In addition, we encourage you to read the report of our compensation committee contained in this proxy statement, which discusses our compensation philosophy and how we make executive compensation decisions.

        Our directors receive an annual fee for serving on our Board and an additional fee for each committee on which they serve. Eligible non-employee directors may also be compensated with stock options under our non-employee directors' equity incentive plan. Directors are also reimbursed for reasonable expenses incurred in attending Board meetings, meetings of Board committees and our annual meetings. We have no director's service contracts providing for benefits on termination of employment.

Share Ownership of Directors and Executive Officers

        The following table sets forth information regarding the beneficial ownership of our common shares by each member of our Board of Directors and our executive officers as of December 31, 2001. As of December 31, 2001, the average exercise price of options granted to our directors and executive officers was $17.00 and the average exercise period of such options was 10 years. For purposes of the table below, we deem stock options and restricted stock awards that have vested or will vest within 60 days of December 31, 2001 to be outstanding and to be beneficially owned by the person holding the options or awards:

Name	Number of Shares Beneficially Owned	Percent Owned
Alberto Weisser	50,456	*
Jorge Born, Jr.	*	*
Ernest Bachrach	*	*
Enrique Boilini	*	*
Michael Bulkin	*	*
Octavio Caraballo(1)	288,152	*
Francis Coppinger(2)	733,842	*
Bernard de La Tour d'Auvergne Lauraguais(3)	251,582	*
William Engels	*	*
Carlos Braun Saint	*	*
Ludwig Schmitt-Rhaden	*	*
William M. Wells	12,601	*
Flavio Sá Carvalho	13,282	*
João Fernando Kfouri	—	—

*
Less than 1%.
(1)
Includes 267,488 common shares held directly, 16,200 vested stock options, and 4,464 common shares held by his wife, as to which he disclaims beneficial ownership.
(2)
Includes 16,200 vested stock options, 2,563 common shares held by his wife and 715,079 common shares held by a company owned by his wife. Mr. Coppinger shares voting and investment power with his wife over these securities.
(3)
Includes 199,921 common shares held directly, 16,200 vested stock options, three common shares held by his wife, as to which he disclaims beneficial ownership, and 35,458 common shares from which Mr. de La Tour d'Auvergne Lauraguais receives the economic benefits of ownership but has no voting or investing power. In connection with an offering of our shares in March 2002, the 35,458 shares over which Mr. de La Tour d'Auvergne Lauraguais had no voting or investing power were sold.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        Our Board of Directors recommends that you vote FOR the election of each of Messrs. Bachrach, Boilini, Bulkin and Hatfield to our Board of Directors for a term ending at our 2005 annual meeting.

PROPOSAL 5
APPOINTMENT OF INDEPENDENT AUDITOR

General

        Our Board of Directors has recommended and asks that you appoint Deloitte & Touche as our independent auditor for the fiscal year ending December 31, 2002. The affirmative vote of a majority of common shares present or represented at the Annual Meeting and entitled to vote is required to ratify such appointment.

        If you do not appoint Deloitte & Touche, the Board of Directors will reconsider its selection of Deloitte & Touche and make a new proposal for independent auditor.

        Deloitte & Touche has audited our annual financial statements since our 1996 fiscal year. In addition, Deloitte & Touche reviews our interim financial statements.

        Representatives of Deloitte & Touche are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. We also expect that they will be available to respond to questions.

Audit Fees

        Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively, "Deloitte") billed us $2,096,000 for professional services rendered by them for the audit of our fiscal 2001 annual financial statements and the reviews of the quarterly reports we submitted on Form 6-K during fiscal 2001.

Financial Information Systems Design and Implementation Fees

        Deloitte billed us $109,000 for information technology services during fiscal 2001.

All Other Fees

        Deloitte billed us $1,753,000 for professional services rendered by them for all services other than those services covered in the sections captioned "Audit Fees" and "Financial Information Systems Design and Implementation Fees" for our 2001 fiscal year. These other services included tax services, advising on the restructuring of our Brazilian subsidiaries and services rendered in connection with our initial public offering. Of these other services, $1,042,000 was billed in connection with our initial public offering.

        In making its recommendation to appoint Deloitte & Touche as our independent accountants for the fiscal year ending December 31, 2002, the Audit Committee has considered whether the non-audit services provided by Deloitte & Touche are compatible with maintaining the independence of Deloitte & Touche and has determined that such services do not interfere with Deloitte & Touche's independence.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        Our Board of Directors recommends that you vote FOR the appointment of Deloitte & Touche to serve as our independent auditor for the fiscal year ending December 31, 2002.

PROPOSAL 6
AMENDMENT OF BYE-LAW 46
TO PERMIT TELEPHONE AND INTERNET
APPOINTMENT OF PROXIES

        We are asking you to amend our bye-law 46 to permit you to appoint proxies by telephone and the internet. This amendment will allow you to appoint a proxy to vote your shares at shareholders' meetings by using a telephone, the internet, electronic or other means. This is a common method of appointing a proxy that many of our peer companies use.

        If approved, our amended bye-law 46 will read:

46.
Instrument of Proxy

(1)
A Member may appoint a proxy by (a) instrument in writing in the form, or as near thereto as circumstances admit, of Form "A" in the Schedule hereto or in such other form as the Board may determine from time to time, under the hand of the appointor or of the appointor's attorney duly authorised in writing, or if the appointor is a corporation, either under its seal, or under the hand of a duly authorised officer or attorney, or (b) such telephonic, electronic or other means as may be approved by the Board from time to time.

(2)
The appointment of a proxy must be received by the Company at the registered office or at such other place or in such manner as is specified in the notice convening the meeting or in any instrument of proxy sent out by the Company in relation to the meeting at which the person named in the appointment proposes to vote, and an appointment of proxy which is not received in the manner so permitted shall be invalid.

(3)
Delivery of an instrument of proxy shall not preclude a Member from attending and voting in person at the meeting and, in such event, the proxy shall be deemed to be revoked.

(4)
A member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf.

(5)
The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

RECOMMENDATION OF THE BOARD OF DIRECTORS

        Our Board of Directors recommends that you vote FOR the amendment of our bye-law 46 to permit you to appoint proxies by telephone and the internet.

EQUITY INCENTIVE PLANS

Employee Equity Incentive Plan

        We have adopted an employee equity incentive plan under which we compensate our executive officers and other employees. As of April 1, 2002, we have reserved up to 4,903,681 common shares for issuance under our equity incentive plan, which reflects 5% of the total number of our issued and outstanding common shares. However, the plan provides that up to 5% of our issued and outstanding common shares may be issued pursuant to awards under the plan. Therefore, the number of shares reserved under the plan may increase over time. The purpose of the plan is to attract, retain and motivate our officers and employees, to link their compensation to our overall company performance and to create an ownership interest in the company that aligns their interests with the interests of our shareholders. Under the plan, the compensation committee of our Board may award equity-based compensation to officers and other employees who make or are anticipated to make significant contributions to the company. Awards under the plan may be in the form of either qualified or nonqualified stock options, restricted stock or other awards that are based on the value of our common shares. The specific terms of each award made under the plan, including how such award will vest and whether the award is subject to restrictions, are described in an individual award agreement. However, unless an award agreement provides otherwise, stock options awarded under the plan will vest in thirds on the first through the third anniversary of the date of grant. Similarly, unless the applicable award agreement provides otherwise, each grant of restricted shares will vest on the fourth anniversary of the date of grant (other than performance-based restricted shares, which vests when the applicable performance goals are met). Vesting may be accelerated under specified limited circumstances.

  Options and Restricted Shares

        When vested, stock options that are granted under the plan will be exercisable for our common shares. The exercise price per share will generally be the fair market value of a share on the date the stock option is granted. At the time the employment relationship with an officer or other employee terminates, such officer or employee will have a limited period of time to exercise any vested stock options he or she then holds. The period varies according to the reasons employment was terminated. An award of restricted shares represents an award of shares to an officer or other employee that are subject to restrictions. The restrictions may be vesting restrictions, similar to those imposed on stock options, or performance-based restrictions. Until the restrictions lapse, the officer or employee holding an award of restricted shares risks forfeiture of the grant and he or she cannot transfer the shares subject to a restricted stock award until the restrictions lapse. As of April 1, 2002, we have issued 1,975,373 stock options and 322,724 restricted shares under the plan.

Non-Employee Directors' Equity Incentive Plan

        We have adopted a non-employee directors' equity incentive plan to align our directors' interests with those of the shareholders and to appropriately incentivize our directors. Under this plan, stock options are periodically awarded to members of the Board who are not otherwise employed by us or by our subsidiaries as part of their director's compensation. Each non-employee director receives an award of stock options under the plan at the time he or she initially becomes a member of the Board. Eligible non-employee directors who were serving on our Board received an initial grant of stock options when the plan was adopted. We will only grant nonqualified stock options under this plan. The exercise price per share will be equal to the fair market value of a share at the time of grant. Each grant of stock options becomes fully vested on January 1st of each year, subject to accelerated vesting if a director leaves his or her position on the Board under certain circumstances.

        As of April 1, 2002, we have reserved up to 496,243 common shares for issuance under the non-employee directors' equity incentive plan, which reflects 0.5% of the total number of our issued and outstanding common shares. However, the plan provides that up to 0.5% of our issued and outstanding common shares may be issued pursuant to awards under the plan. Therefore, the number of shares reserved under the plan may increase over time.

AUDIT COMMITTEE REPORT

        Bunge's Audit Committee is composed of four directors and operates under a written charter adopted by the Board of Directors.

        Bunge management is responsible for the preparation of its financial statements, its financial reporting process and its system of internal controls. Bunge's independent auditors are responsible for performing an audit of the financial statements and issuing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles. The Audit Committee's responsibility is to monitor and oversee these processes.

        The Audit Committee has reviewed and discussed with management and Deloitte & Touche, Bunge's independent auditors, the audited financial statements as of and for the year ended December 31, 2001. The Audit Committee has discussed with Deloitte & Touche the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors their written report required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from Bunge and its management. The Audit Committee also considered whether the provision of non-audit services by Deloitte & Touche to Bunge during 2001 was compatible with their independence as auditors.

        Based on these reviews and discussions, the Audit Committee has recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in Bunge's Annual Report on Form 20-F for the year ended December 31, 2001.

        Members of the Audit Committee

        Bernard de La Tour d'Auvergne Lauraguais, Chairman
Ernest G. Bachrach
Enrique Boilini
Francis Coppinger

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of the Board of Directors is composed of four non-employee directors and is responsible for advising on and administering Bunge's compensation policies. The Compensation Committee reviews and makes recommendations on executive compensation levels, including salaries, benefits and equity-based incentives. The Compensation Committee acts under a written charter adopted by the Board of Directors.

Compensation Philosophy

        The Compensation Committee believes that executive compensation programs should be designed to attract, retain and motivate directors, executive officers and key employees, while enhancing and increasing shareholder value. Bunge accomplishes this through various incentive compensation plans that link executive compensation to Bunge's overall company performance, thereby aligning the executives' interests with the interests of Bunge's shareholders.

        Bunge's compensation program for its executive officers and key employees consists of three major components: (1) annual salary; (2) performance-based incentives; and (3) long-term equity-based incentives. Long-term equity-based compensation for executive officers and key employees is in the form of stock options or restricted stock awards that are granted under Bunge's employee equity incentive plan.

        Bunge's non-employee directors receive an annual fee for serving on the Board of Directors and an annual fee for each committee on which they serve. In addition, non-employee directors are compensated with stock options that are granted under Bunge's non-employee directors' equity incentive plan.

Annual Salary

        The Compensation Committee makes annual determinations with respect to executives' salaries. In making these decisions, the Compensation Committee reviews each executive's performance, the market compensation levels for comparable positions, Bunge's performance goals and objectives and other relevant information. In addition, the Compensation Committee determines what portion of an executive's compensation should be in the form of salary, performance-related bonus and equity-based compensation.

Performance-Based Incentives

        The Compensation Committee believes that a portion of the compensation for each executive should be in the form of annual performance-based incentives. Short-term incentives, such as Bunge has instituted, tie executive compensation to Company performance in specified areas. The Compensation Committee establishes company-wide performance goals and targets at the beginning of each fiscal year. An executive's annual cash bonus is determined in part on his or her furtherance and achievement of the Company's objectives.

Long-Term Incentives

        The goal of Bunge's equity incentive plans is to create an ownership interest in the company to align the interests of executives with shareholders. Bunge adopted its employee equity incentive plan in April 2001. Under the plan, the Compensation Committee may award equity-based compensation to officers and other key employees who make or are anticipated to make significant contributions to the company. Awards under the plan may be in the form of either qualified or nonqualified stock options, restricted stock or other awards that are based on the value of Bunge's common shares. When vested, stock options granted under the plan are exercisable for Bunge common shares. The specific terms of each award made under the plan are described in an individual award agreement.

        The exercise price per share will generally be the fair market value of a share on the date the stock option is granted. A restricted stock award is an award of shares that are subject to restrictions, such as vesting restrictions, similar to those imposed on stock options, or performance-based restrictions. Until the restrictions lapse, the officer or employee holding an award of restricted stock risks forfeiture of the award, and he or she cannot transfer or sell the shares subject to a restricted stock award until the restrictions lapse.

        Members of the Compensation Committee

        Michael H. Bulkin, Chairman
Ernest G. Bachrach
Francis Coppinger
Ludwig Schmitt-Rhaden

PRINCIPAL SHAREHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our common shares as of December 31, 2001 for each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common shares.

Name	Number of Shares Beneficially Owned	Percent Owned(1)
Wellington Management Company LLP(2)	5,128,800	5.17%
Franklin Resources Inc.(3)	4,991,610	5.03%
Charles B. Johnson(3)	4,991,610	5.03%
Rupert H. Johnson, Jr.(3)	4,991,610	5.03%

(1)
Based on 99,248,733 shares outstanding as of April 4, 2002.

(2)
Based upon information filed by Wellington Management Company, LLP with the Securities and Exchange Commission on Schedule 13G on February 13, 2002. Based on the Schedule 13G, Wellington Management Company, LLP, in its capacity as investment advisor, may be deemed to beneficially own 5,189,200 shares that are held of record by its clients.

(3)
Based upon information filed by Franklin Resources, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. with the Securities and Exchange Commission on Schedule 13G on February 14, 2002. Based upon the Schedule 13G, Charles B. Johnson and Rupert H. Johnson, Jr. may be deemed to share beneficial ownership of the 4,991,610 shares with Franklin Resources, Inc. by virtue of each owning in excess of 10% of the outstanding common stock of Franklin Resources, Inc. Franklin Resources, Inc. is a parent holding company and our common shares are held by certain of its investment advisory subsidiaries. These investment advisory subsidiaries have the following holdings: Franklin Advisers, Inc. has the sole power to direct the vote of and dispose of 2,946,800 of such shares; Franklin Advisory Services, LLC has the sole power to direct the vote of and dispose of 1,600,000 of such shares; and Franklin Private Client Group, Inc. has the sole power to dispose of 444,810 of such shares. Based upon the Schedule 13G, each of Franklin Resources, Inc., its investment advisory subsidiaries, Mr. Charles Johnson and Mr. Rupert Johnson disclaim any economic interest or beneficial ownership of our common shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loans

        Under Bermuda law, we cannot lend money to our directors (unless the loan is made to a director who is a bona fide employee or former employee pursuant to an employees' share scheme) without the approval of shareholders representing 90% of our common shares. We have no outstanding loans to any director.

Employment Contracts, Termination of Employment and Change in Control Agreements

        We have no contracts with our non-employee directors, and they are not entitled to any compensation or other benefits upon termination of their positions as directors or upon a change in control of Bunge.

PRICE RANGE OF COMMON SHARES

        Our common shares have been quoted on the New York Stock Exchange under the symbol "BG" since our initial public offering in August 2001. Prior to that time, there was no public market for our common shares. The following table sets forth, for the periods indicated, the high and low closing prices of our common shares, as reported on the New York Stock Exchange.

	High	Low
2001:
Third quarter (from August 2, 2001):	$18.25	$15.85
Fourth quarter:	$24.15	$15.95
2002:
First quarter:	$23.88	$18.41
Second quarter (to April 8, 2002):	$21.98	$21.42

        On April 8, 2002, the last reported sale price of our common shares on the New York Stock Exchange was $21.83. As of April 4, 2002, there were approximately 6,900 beneficial holders of our common shares.

COMPARATIVE PERFORMANCE OF OUR COMMON SHARES

        The performance graph shown below compares the weekly change in the cumulative value of our common shares with the Standard & Poor's (S&P) 500 Stock Index and the S&P Food Group Index from August 2001, when we completed our initial public offering, through the week ended April 5, 2002. The graph sets the beginning value of our common shares and the Indices at $100. All Index values are weighted by the capitalization of the companies included in the Index.

Source: Bloomberg L.P. 2002

SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

        Shareholders may submit proposals on matters appropriate for shareholder action at the Annual Meeting in accordance with Sections 79 and 80 of the Companies Act 1981 of Bermuda. To properly submit a proposal, either at least one hundred shareholders or a group of shareholders who represent at least 5% of the voting rights of Bunge must notify us in writing of their intent to submit a proposal. For such proposals to be voted on at our 2002 Annual Meeting, they must be received by us no later than April 19, 2002. Please deliver any such proposal to Bunge Limited, Clarendon House, Church Street, Hamilton HM CX, Bermuda Attention: Secretary.

DIRECTIONS TO ANNUAL MEETING

        The Annual Shareholders Meeting will be held at 10:00 a.m., New York City time, on May 31, 2002 at Le Parker Meridian Hotel in New York City. Le Parker Meridian is located at 118 West 57th Street, New York, New York, between 6th Avenue and 7th Avenue. The telephone number is (212) 245-5000 and the fax number is (212) 708-7474.

OTHER MATTERS

        Neither the Board of Directors nor management intends to bring any matter for action at the Annual Meeting other than those matters described above. If any other matter or any proposal should be presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such proposal at their discretion and in accordance with their best judgment.

        By order of the Board of Directors.

James Macdonald Secretary

Hamilton, Bermuda
April 15, 2002

Bunge Limited Proxy Card

Please mark your votes as
indicated in	☒
this example

The Board of Directors recommends a vote FOR proposals 1, 2, 3, 4, 5 and 6.

		FOR	AGAINST	ABSTAIN
1.	To elect Ernest H. Bachrach, as a member of the Board of Directors to serve until the 2005 Annual Shareholders Meeting.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
2.	To elect Enrique H. Boilini, as a member of the Board of Directors to serve until the 2005 Annual Shareholders Meeting.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	To elect Michael H. Bulkin, as a member of the Board of Directors to serve until the 2005 Annual Shareholders Meeting.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
4.	To elect Paul H. Hatfield, as a member of the Board of Directors to serve until the 2005 Annual Shareholders Meeting.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
5.	To appoint Deloitte & Touche as Bunge's independent auditor for the fiscal year ending December 31, 2002.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
6.	To amend Bunge's bye-law 46 to permit telephone and internet appointment of proxies by shareholders.	☐	☐	☐

7.	For any other matters properly coming before the Annual Shareholders Meeting, this proxy will be voted at the discretion of the proxy holder.
I/We designate	MARK HERE	☐
(please print name) as my/our proxy in the place of the proxies designated on the reverse hereof.	ADDRESS CHANGE AND CORRECT ADDRESS BELOW
Dated:	, 2002

Signature of Shareholder(s) — please sign YOUR name exactly as imprinted (do not print). THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. NOTE: If acting as officer, attorney, executor, trustee, or in representative capacity, sign name and title. If shares are held jointly, EACH holder should sign.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.

FOLD AND DETACH HERE

BUNGE LIMITED
ANNUAL SHAREHOLDERS MEETING
MAY 31, 2002

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BUNGE LIMITED

        The undersigned holder(s) of common shares of Bunge Limited hereby appoint Alberto Weisser or, failing him, William M. Wells or, failing him, Jorge Frias, or, instead of such persons (if you wish to select a proxy other than the designated proxies, please draw a line through the designated proxies' names), the person indicated on the reverse side hereof, as my/our proxy to vote on my/our behalf at the annual shareholders meeting of Bunge Limited to be held on the 31st day of May 2002, and at any adjournment or postponement thereof. I/We revoke all previous proxies and acknowledge receipt of the notice of the annual shareholders meeting and the proxy statement. The common shares represented by this proxy are held as of April 4, 2002, and shall be voted in the manner set forth on the reverse side hereof.

        Please complete, sign and date the reverse side of this proxy and return it in the postage pre-paid (if mailed in the United States) envelope we have provided or return it to Bunge Limited c/o Mellon Investor Services LLC, Proxy Tabulation Department, 600 Willow Tree Road, Leonia, New Jersey 07605, BY NO LATER THAN 10:00 A.M. (NEW YORK CITY TIME) ON MAY 29, 2002.

        We encourage you to specify how you would like to vote by marking the appropriate boxes. If you wish to vote in accordance with the Board of Directors recommendations, you do not need to mark any boxes; simply return the signed proxy card. The Board of Directors recommends a vote FOR Proposals (1)-(6). Therefore, unless otherwise specified, the vote represented by your proxy will be cast FOR Proposals (1)-(6).

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS YOU DIRECT, UNLESS YOU PROPERLY REVOKE IT.

FOLD AND DETACH HERE

QuickLinks

NOTICE OF ANNUAL SHAREHOLDERS MEETING
TABLE OF CONTENTS
PURPOSE OF MEETING
ATTENDING AND VOTING AT THE ANNUAL MEETING
APPOINTMENT OF PROXY
APPROVAL OF PROPOSALS AND SOLICITATION
PROPOSALS 1 - 4 ELECTION OF DIRECTORS
RECOMMENDATION OF THE BOARD OF DIRECTORS
PROPOSAL 5 APPOINTMENT OF INDEPENDENT AUDITOR
RECOMMENDATION OF THE BOARD OF DIRECTORS
PROPOSAL 6 AMENDMENT OF BYE-LAW 46 TO PERMIT TELEPHONE AND INTERNET APPOINTMENT OF PROXIES
RECOMMENDATION OF THE BOARD OF DIRECTORS
EQUITY INCENTIVE PLANS
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT
PRINCIPAL SHAREHOLDERS
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
PRICE RANGE OF COMMON SHARES
COMPARATIVE PERFORMANCE OF OUR COMMON SHARES
SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING
DIRECTIONS TO ANNUAL MEETING
OTHER MATTERS
BUNGE LIMITED ANNUAL SHAREHOLDERS MEETING MAY 31, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF BUNGE LIMITED